Exhibit 10.10

$5,630,000
City of Chaska, Minnesota
Variable Rate Demand Purchase Revenue Bonds
(Lifecore Biomedical, Inc. Project)
Series 2004

REMARKETING AGREEMENT

Dated as of August 1, 2004

Between

LIFECORE BIOMEDICAL, INC.

and

NORTHLAND SECURITIES, INC.

This document drafted by:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402-1498

REMARKETING AGREEMENT

     This REMARKETING AGREEMENT dated as of August 1, 2004, between LIFECORE BIOMEDICAL, INC., a Minnesota corporation (the “Borrower”) and NORTHLAND SECURITIES, INC., acting as remarketing agent (the “Remarketing Agent”);

W I T N E S S E T H

     WHEREAS, City of Chaska, Minnesota (the “Issuer”) has approved the issuance and sale of its Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004, in the aggregate principal amount of $5,630,000 (the “Bonds”) pursuant to an Indenture of Trust dated as of August 1, 2004 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (as defined in the Indenture, the “Trustee”); and

     WHEREAS, the Bonds are subject to purchase under certain circumstances, as described in the Bonds and in Sections 4.01, 4.02, 4.06 and 4.11 of the Indenture; and

     WHEREAS, the Borrower desires that the Remarketing Agent provide a mechanism for remarketing the Bonds according to the terms and subject to the conditions described herein;

     NOW, THEREFORE, for and in consideration of the covenants herein made, the parties hereto hereby agree as follows:

     Section 1. Definitions. Unless a different meaning clearly appears from the context, all words and terms used herein shall have the respective meanings assigned to them in the Indenture.

     Section 2. Acceptance of Duties. The Remarketing Agent agrees to serve as the Remarketing Agent for the Bonds, and to carry out the duties and obligations of the Remarketing Agent under the Indenture and this Remarketing Agreement, on the terms and conditions set forth herein.

     Section 3. Remarketing of the Bonds — Variable Rate.

     (a) While the Bonds bear interest at the Variable Rate, so long as no Event of Default under the Indenture has occurred and is continuing, the Remarketing Agent shall perform the functions of the Remarketing Agent set forth in Section 2.02(c) of the Indenture, and (ii) upon delivery of notice to the Remarketing Agent by any Owner of Bonds in accordance with Section 4.06 of the Indenture, the Remarketing Agent shall use its best efforts to arrange for the subsequent remarketing of the Bonds referred to in such notice, at a price equal to their principal amount plus accrued interest.

     (b) Within one Business Day after receipt thereof, the Remarketing Agent shall deliver to the Trustee a copy of any notice delivered to the Remarketing Agent pursuant to Section 4.06 of the Indenture.

     (c) At or prior to 11:00 A.M., Minneapolis, Minnesota time, on the Business Day preceding the date any Bonds are to be purchased pursuant to Section 4.06 of the Indenture, the Remarketing Agent shall give notice by telephone or telex, promptly confirmed in writing, to the Borrower and the Bank specifying the principal amount of such Bonds, if any, remarketed by it pursuant to Section 3(a) hereof and on or prior to 9:00 A.M., Minneapolis, Minnesota time on the date any Bonds are to be purchased pursuant to Section 4.06 of the Indenture, the Remarketing Agent shall, simultaneously with the payment of the Purchase Price for the Bonds by the Bank, pursuant to a draw under the Letter of Credit (or as soon thereafter as remarketing proceeds are available therefor), transfer the proceeds of any such remarketing to the Bank.

     (d) It is the express intention of the parties hereto that neither the determination of any interest rate on the Bonds nor any purchase, sale or transfer of any Bonds as herein provided, shall constitute or be construed to be the extinguishment of any Bonds or the obligations represented thereby or the reissuance of any Bonds.

     Section 4. Remarketing of the Bonds on the Conversion Date. Provided no Default under the Indenture has occurred and is continuing, the Remarketing Agent shall, at the request of the Borrower, such request to be delivered to the Remarketing Agent at least 45 days prior to the Conversion Date, use its best efforts to arrange for the subsequent remarketing of the Bonds which are delivered to the Trustee on the Conversion Date pursuant to Section 4.01 or Section 4.02 of the Indenture, at a price equal to not less than the principal amount thereof, subject to the following conditions:

     (a) satisfactory compensation and other terms and conditions shall have been agreed upon by the Borrower and the Remarketing Agent;

     (b) the Remarketing Agent shall have received an opinion of nationally recognized bond counsel to the effect that the interest on the Bonds will continue to be excluded from gross income for federal income taxation purposes after the Conversion Date;

     (c) the Remarketing Agent shall have received an Official Statement, private placement memorandum, or other appropriate disclosure document satisfactory in form and substance to the Remarketing Agent, to be used in connection with its efforts to arrange for the remarketing of the Bonds; and

     (d) the Remarketing Agent shall have received such additional documents, certificates and legal opinions as it may reasonably request.

     Further details regarding any such remarketing shall be negotiated between the Borrower and the Remarketing Agent prior to the Conversion Date.

     Section 5. Remarketing Agent Compensation.

     (a) As long as the Bonds bear interest at the Variable Rate, the Borrower shall pay to the Remarketing Agent during the term hereof a continuing remarketing and administration fee (the “Remarketing Fee”) computed at the annual rate of one-eighth of

1.00% per annum of the aggregate principal amount of the Bonds outstanding from time to time. Such fee shall be payable annually, in advance, commencing on the Closing Date, and thereafter on the first day of each September during the term hereof (each such date sometimes referred to as a “Fee Payment Date”), based on the outstanding principal amount of the Bonds on each Fee Payment Date. Such fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The amount of the Remarketing Fee payable on the Closing Date for the period from the Closing Date to and including September 1, 2005, shall be prorated.

     (b) If the Remarketing Agent is requested by the Borrower to use its best efforts to arrange for the remarketing of the Bonds on the Conversion Date pursuant to Section 4, the Remarketing Agent shall be paid such remarketing fee as may then be mutually agreed upon by the Borrower and the Remarketing Agent.

     (c) In addition to the fees set forth above, the Borrower shall reimburse the Remarketing Agent for its reasonable actual out-of-pocket expenses incurred in connection herewith and shall indemnify the Remarketing Agent for, and hold it harmless against, any loss, liability or expense (including counsel fees and disbursements), incurred without gross negligence or willful misconduct on its part, arising out of or in connection with its performance of its obligations hereunder.

     Section 6. Proceeds of Sale of the Bonds. The proceeds of the sale of any Bonds as a result of the remarketing thereof by the Remarketing Agent, to the extent not used to pay the Purchase Price of such Bonds in accordance with Section 4.07 of the Indenture, shall be paid in accordance with the provisions of Section 4.09 or any other applicable Section of the Indenture or hereof.

     Section 7. Duties of the Remarketing Agent. The Remarketing Agent hereby agrees:

     (a) to use its best efforts to arrange for the remarketing of any Bond delivered to the Trustee for purchase pursuant to Section 4.06 of the Indenture in accordance with Section 3(a) hereof, except as otherwise provided in this Remarketing Agreement;

     (b) to determine the Variable Rate at the times and in the manner provided in Sections 2.02(c) (ii) of the Indenture and to notify the Trustee, the Borrower and the Bank of each change in the Variable Rate at the times and in the manner provided in Section 2.02(c) of the Indenture;

     (c) if the Remarketing Agent is requested by the Borrower to use its best efforts to arrange for the remarketing of the Bonds on the Conversion Date pursuant to Section 4, to prepare and deliver to the Trustee, the Bank and the Borrower the schedule of the interest rate or rates constituting the Fixed Rates, at the time and in the manner provided in Section 2.02(d)(i) of the Indenture;

     (d) to carry out all of the other duties and obligations of the Remarketing Agent under the Indenture; and

     (e) to keep such books and records as shall be consistent with prudent industry practice and to make such books and records available for inspection by the Issuer, the Borrower, the Bank and the Trustee at all reasonable times.

     Section 8. Replacement of Remarketing Agent by Borrower. The Borrower may replace the Remarketing upon 30 days’ notice in writing to the Remarketing Agent and the Trustee, but such replacement shall only become effective if the appointment of a successor Remarketing Agent has become effective and notice has been given in writing by the Borrower to the Trustee of the name and address of the successor Remarketing Agent.

     In the event that the Remarketing Agent shall be removed or be dissolved, or if the property or affairs of the Remarketing Agent shall be taken under the control of any state or federal court or administrative body, the Borrower shall appoint as successor Remarketing Agent an institution authorized by law to perform all the duties imposed upon it under this Agreement.

     If a successor Remarketing Agent shall be appointed pursuant to this Section, all references herein to the “Remarketing Agent” shall thereafter refer to such successor.

     Section 9. Successor Remarketing Agent. The Remarketing Agent may at any time resign and be discharged of the duties and obligations created by this Agreement by giving at least 30 days’ notice to the Borrower, the Issuer, the Bank and the Trustee. The Remarketing Agent may be removed at any time, at the direction of the Borrower, for any reason, with or without cause, upon not less than 30 days’ notice, by an instrument signed by the Borrower and filed with the Remarketing Agent, the Tender Agent, the Issuer and the Trustee. The Remarketing Agent shall be relieved from further performance of its obligations hereunder upon the acceptance of such obligations by a successor.

     In the event that the Remarketing Agent shall resign, or if the property or affairs of the Remarketing Agent shall be taken under the control of any state or federal court or administrative body, the Borrower shall appoint as successor Remarketing Agent an institution authorized by law to perform all the duties imposed upon it under this Agreement.

     If a successor Remarketing Agent shall be appointed pursuant to this Section, all references herein to the “Remarketing Agent” shall thereafter refer to such successor.

     Section 10. Delivery and Approval of Amendments to Indenture, Etc. Prior to the execution of any amendment or supplement to the Indenture, the Loan Agreement or the Letter of Credit, or the delivery of a Substitute Letter of Credit, the Borrower shall deliver to the Remarketing Agent a copy of such amendment, supplement or Substitute Letter of Credit.

     Section 11. Borrower’s Remedy. The Borrower’s remedy against the Remarketing Agent under this Agreement in the event of a breach by the Remarketing Agent of its obligations hereunder shall be the right to the return of any fees paid to the Remarketing Agent hereunder during such time as the Remarketing Agent breached or failed to perform its obligations hereunder and/or the termination of the Remarketing Agent, provided however in the event of willful misconduct or gross negligence of the Remarketing Agent in connection with the operation of this Remarketing Agreement the Borrower may recover its actual damages. The Borrower acknowledges and agrees that any breach of this Agreement by the Remarketing Agent shall not constitute a defense, setoff, or otherwise be deemed to excuse performance by the Borrower of its obligations under the Loan Agreement, the Reimbursement Agreement, or any related document.

     Section 12. Notices. The Remarketing Agent hereby designates as its notice address the address shown for it in Section 13.04 of the Indenture. Unless otherwise provided herein, all notices, requests, certificates or other communications hereunder shall be sufficiently given if the same shall be duly mailed by first class or registered mail, return receipt requested, postage prepaid, or sent by any electronic method capable of creating a written document, addressed to the address or addresses provided in the Indenture. Any party mentioned above may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

     The Remarketing Agent may rely upon, and is authorized to honor, any telephonic requests or directions which the Remarketing Agent believes, in its sole discretion, to emanate from an authorized representative of the Borrower or the Trustee, regardless of the source of such request or direction. Any telephonic request or direction to the Remarketing Agent shall promptly be confirmed in writing; provided, however, that failure to receive any such notice shall not affect the authority of the Remarketing Agent to rely and act upon such request or direction.

     Section 13. Amendments. This Agreement may be amended by an instrument in writing signed by the Borrower and the Remarketing Agent. The Borrower shall promptly give a written notice to the Trustee after an amendment is made to this Agreement.

     Section 14. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

     Section 15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Remarketing Agreement to be duly executed as of the day and year first above written.

NORTHLAND SECURITIES, INC.

By	/s/ CHRIS FLANNERY

	Its	Senior Vice President

[Signature page to Remarketing Agreement dated as of August 1, 2004, between
Lifecore Biomedical, Inc. and Northland Securities, Inc.]

LIFECORE BIOMEDICAL, INC.

By	/s/ DENNIS J. ALLINGHAM
Its President and Chief Executive Officer

[Signature page to Remarketing Agreement dated as of August 1, 2004, between
Lifecore Biomedical, Inc. and Northland Securities, Inc.]

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